TCW Direct Lending Strategic Ventures LLC

Consolidated Financial Statements

June 30, 2018

TCW Direct Lending Strategic Ventures LLC

(A Delaware Limited Liability Company)

CONTENTS

Page(s)
Consolidated Financial Statements

Consolidated Schedule of Investments (Unaudited)	2-3

Consolidated Statement of Assets and Liabilities (Unaudited)	4

Consolidated Statement of Operations (Unaudited)	5

Consolidated Statement of Changes in Members’ Capital (Unaudited)	6

Consolidated Statement of Cash Flows (Unaudited)	7

Notes to Consolidated Financial Statements (Unaudited)	8-16

Administration	17

CONSOLIDATED SCHEDULE OF INVESTMENTS (Unaudited)

							June 30, 2018
Industry	Issuer	Acquisition Date	Investment	% of Members’ Capital	Par Amount	Maturity Date	Amortized Cost	Fair Value
DEBT
Beverages
	Cold Spring Brewing Company(1)	05/15/18	Term Loan	10.3%	33,854,710	05/15/24	$33,147,546	$33,753,146

			7.32% (LIBOR + 5.00% , 1.00% Floor)
Chemicals
	Ascensus Specialties LLC (fka Vertellus Performance	09/22/17	First Lien Term Loan	11.2%	36,542,045	09/22/22	35,808,205	36,688,214

	Chemicals LLC)(1)		8.85% (LIBOR + 6.75% , 1.25% Floor)
	Commercial Services & Supplies
	School Specialty, Inc.	04/07/17	Term Loan	7.7%	25,211,422	04/07/22	24,762,375	25,337,479
			8.09% (LIBOR + 6.00% , 1.00% Floor)
	School Specialty, Inc.(1)	04/07/17	Delayed Draw Term Loan	1.1%	3,506,837	04/07/22	3,506,837	3,524,371
			8.10% (LIBOR + 6.00% , 1.00% Floor)

				8.8%			28,269,212	28,861,850

	Construction & Engineering
	Intren, LLC	07/18/17	Term Loan	3.2%	12,167,308	07/18/23	11,962,706	10,463,885

			8.73% (LIBOR + 6.75% , 1.25% Floor)
Distributors
	ASC Acquisition Holdings, LLC(1)	12/16/16	First Lien Term Loan	5.5%	18,322,031	12/15/21	18,068,434	18,102,167

			9.86% (LIBOR + 7.50% , 1.00% Floor)
	Diversified Telecommunication Services
	Alaska Communications Systems Holdings, Inc.	05/08/18	Term Loan A1	0.3%	897,188	03/13/22	897,446	893,599
			7.09% (LIBOR + 5.25% , 1.00% Floor)
	Alaska Communications Systems Holdings, Inc.	03/28/17	Term Loan A2	3.1%	10,176,670	03/13/23	10,057,823	10,135,963
			9.09% (LIBOR + 7.00% , 1.00% Floor)

				3.4%			10,955,269	11,029,562

Food Products
	Bumble Bee Holdings, Inc.	08/15/17	Term Loan B1	9.0%	30,110,516	08/15/23	29,594,140	29,598,637
			10.33% (LIBOR + 8.00% , 1.00% Floor)
	Connors Bros. Clover Leaf Seafoods Company (Canada)	08/15/17	Term Loan B2	2.6%	8,530,817	08/15/23	8,384,519	8,385,793
	(an affiliate of Bumble Bee Holdings, Inc.)		10.33% (LIBOR + 8.00% , 1.00% Floor)
	Harvest Hill Beverage Company	05/01/17	First Out Term Loan	23.9%	78,403,085	01/19/21	77,451,255	78,403,085
			8.60% (LIBOR + 6.50% , 1.00% Floor)

				35.5%			115,429,914	116,387,515

	Health Care Equipment & Supplies
	SmileDirectClub, LLC(1)	02/07/18	Funded Delayed Draw Term Loan	6.1%	22,542,821	02/07/23	17,812,582	19,770,054
			10.08% (LIBOR + 8.00% , 1.00% Floor)
	SmileDirectClub, LLC	02/07/18	Term Loan	7.5%	28,178,526	02/07/23	21,068,761	24,712,567
			9.98% (LIBOR + 8.00% , 1.00% Floor)

				13.6%			38,881,343	44,482,621

	Hotels, Restaurants & Leisure
	FQSR, LLC(1)	05/14/18	2018 Term Loan	5.1%	16,771,252	05/14/23	16,234,773	16,720,938
			7.86% (LIBOR + 5.50% , 1.00% Floor)
	OTG Management, LLC	06/30/16	Delayed Draw Term Loan	1.8%	5,862,394	08/26/21	5,862,394	5,891,706
			11.36% (LIBOR + 9.00% , 1.00% Floor)
	OTG Management, LLC(1)	01/26/18	Incremental Delayed Draw Term Loan	1.2%	3,736,884	08/26/21	3,674,760	3,755,569
			11.37% (LIBOR + 9.00% , 1.00% Floor)
	OTG Management, LLC	06/30/16	Term Loan	13.1%	42,729,641	08/26/21	42,190,490	42,943,290
			11.36% (LIBOR + 9.00% , 1.00% Floor)

				21.2%			67,962,417	69,311,503

	Household Products
	Nice-Pak Products, Inc.	06/12/15	Senior Secured Term Loan	28.9%	94,838,764	06/12/20	94,036,513	94,554,248

			7.59% (LIBOR + 5.25% , 1.50% Floor)
	Information Technology Services
	ENA Holding Corporation	05/06/16	First Lien Term Loan	7.1%	23,001,838	05/06/21	22,680,880	23,116,847
			9.09% (LIBOR + 7.00% , 1.00% Floor)
	ENA Holding Corporation(1)	05/06/16	Revolver	0.3%	1,134,189	05/06/21	1,134,189	1,139,860
			9.36% (LIBOR + 7.00% , 1.00% Floor)

				7.4%			23,815,069	24,256,707

	Internet & Direct Marketing Retail
	Lulu’s Fashion Lounge, LLC	08/28/17	First Lien Term Loan	3.7%	12,138,984	08/28/22	11,834,731	12,260,374

			9.09% (LIBOR + 7.00% , 1.00% Floor)

The accompanying notes are an integral part of these consolidated financial statements.

TCW Direct Lending Strategic Ventures LLC

(A Delaware Limited Liability Company)

CONSOLIDATED SCHEDULE OF INVESTMENTS (Unaudited) (continued)

							June 30, 2018
Industry	Issuer	Acquisition Date	Investment	% of Members’ Capital	Par Amount	Maturity Date	Amortized Cost	Fair Value
	DEBT (continued)
Machinery
	Texas Hydraulics Holdings, Inc.	03/27/18	Term Loan 8.85%(LIBOR + 6.75%, 1.25% Floor)	10.7%	34,832,093	03/27/23	$34,337,084	$34,901,757

	Pharmaceuticals
	Noramco, LLC(2)	07/01/16	Senior Term Loan	8.7%	29,696,070	07/01/21	29,492,941	28,478,531

			10.69% (LIBOR + 8.00%,1.00% Floor, 0.38% PIK)
	Textiles, Apparel & Luxury Goods
	Differential Brands Group, Inc.	01/28/16	Term Loan	5.0%	16,920,000	01/28/21	16,767,335	16,310,880

			13.09% (LIBOR + 10.75% , 0.50% Floor)
	TOTAL DEBT (177.1%)			177.1%			570,768,719	579,842,960

EQUITY					Shares/ Contracts		Cost
	Health Care Equipment & Supplies
	SmileDirectClub, LLC	02/07/18	Class W-1 Warrant	0.9%	575		3,540,341	3,139,123
	SmileDirectClub, LLC	02/07/18	Class W-2 Warrant	1.2%	1,149		7,080,683	4,021,531

	TOTAL EQUITY (2.1%)			2.1%			10,621,024	7,160,654

	Total Portfolio Investments (179.2%)						581,389,743	587,003,614
	Cash Equivalents (9.5%)

		Blackrock Liquidity Funds Fed Fund—Institutional Shares, Yield 1.80%		9.5%	31,065,107		31,065,107	31,065,107

							$612,454,850	$618,068,721

	Net unrealized depreciation on unfunded commitments (-0.5%)							(1,813,168)
	Other Liabilities in Excess of Other Assets (-88.2%)							(288,816,449)

	Members’ Capital (100.0%)							$327,439,104

(1)

Excluded from the investment above, is an unfunded loan commitment for a delayed draw term loan or revolving credit. The Company earns an unused fee on the unfunded commitment during the commitment period. The expiration date of the commitment period may be earlier then the maturity date of the investment stated above. See Note [8]—Commitments and Contingencies.

(2)

In addition to interest earned based on the stated interest rate of this loan, the Company is entitled to receive an additional interest amount on the “first out” tranche of the portfolio company’s first lien senior

LIBOR—London Interbank Offered Rate, generally 1-Month or 3-Month

Geographic Breakdown of Portfolio
United States	99%
Canada	1%

Total	100%

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENT OF ASSETS AND LIABILITIES (Unaudited)

June 30, 2018
Assets
Portfolio of Investments, at fair value (amortized cost of $581,390)	$587,004
Cash and cash equivalents	40,522
Interest receivable	5,030

Total Assets	$632,556

Liabilities
Credit facility payable	$300,000
Interest and credit facility expenses payable	3,209
Net unrealized depreciation on unfunded commitments	1,813
Sub-administrator and custody fees payable	46
Audit fees payable	38
Insurance fees payable	5
Other fees payable	6

Total Liabilities	$305,117

Members’ Capital	$327,439

Commitments and Contingencies (Note 8)
Members’ Capital
Preferred members	$327,409
Noncontrolling interest in consolidated subsidiary fund	30

Members’ Capital	$327,439

Members’ Capital Represented by:	Preferred Members	Common Members	Noncontrolling interest in consolidated subsidiary fund	Members’ Capital
Net contributed capital	$454,279	$1,000	$3,507	$458,786
Net distributions	(223,636)	(1,000)	(4,214)	(228,850)
Cumulative net income, before organization costs	96,766	704	737	98,207
Organization costs	—	(704)	—	(704)

Total Members’ Capital as of June 30, 2018	$327,409	$—	$30	$327,439

The accompanying notes are an integral part of these consolidated financial statements.

TCW Direct Lending Strategic Ventures LLC

(A Delaware Limited Liability Company)

(Dollar amounts in thousands)

CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)

Six Months Ended June 30, 2018
Investment Income:
Interest income	$29,703

Expenses:
Interest and credit facility expenses	9,274
Sub-administrator and custody fees	235
Valuation fees	71
Insurance fees	42
Audit fees	42
Legal fees	19
Tax service fee	15
Other	22

Total expense	9,720

Net investment income	19,983

Net realized and unrealized gain/(loss) on investments
Net realized gain/(loss) on investments	1,120
Net change in unrealized appreciation/(depreciation) on investments	1,028

Net realized and unrealized gain/(loss) on investments	2,148

Net increase in Members’ Capital from operations	$22,131

Less: Net increase in Members’ Capital attributable to noncontrolling interest in consolidated subsidiary fund	221

Net increase in Members’ Capital from operations attributable to the Preferred Members from operations	$21,910

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENT OF CHANGES IN MEMBERS’ CAPITAL (Unaudited)

			Six Months Ended June 30, 2018
	Preferred Members	Common Members	Noncontrolling interest in consolidated subsidiary fund	Total
Net increase in Members’ Capital resulting from operations
Net investment income	$19,851	$—	$132	$19,983
Net realized gain/(loss) on investments	1,054	—	66	1,120
Net change in unrealized appreciation/(depreciation) on investments	1,005	—	23	1,028

Net increase in Members’ Capital resulting from operations	21,910	—	221	22,131
Net decrease in Members’ Capital resulting from capital activity
Contributions from Members	27,000	—	—	27,000
Distributions to Members	(46,124)	—	(4,214)	(50,338)

Net decrease in Members’ Capital resulting from capital activity	(19,124)	—	(4,214)	(23,338)

Total increase (decrease) in Members’ Capital	2,786	—	(3,993)	(1,207)

Members’ Capital, beginning of the period	324,623	—	4,023	328,646

Members’ Capital, end of the period	$327,409	$—	$30	$327,439

The accompanying notes are an integral part of these consolidated financial statements.

TCW Direct Lending Strategic Ventures LLC

(A Delaware Limited Liability Company)

(Dollar amounts in thousands)

CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited)

Six Months
Ended
June 30, 2018
Cash Flows from Operating Activities
Net increase (decrease) in members’ capital resulting from operations	$22,131
Adjustments to reconcile the net increase (decrease) in members’ capital resulting from operations to net cash used in operating activities:
Purchases of investments	(137,129)
Proceeds from sales and paydowns of investments	73,987
Net realized (gain)/loss on investments	(1,120)
Net change in unrealized (appreciation)/depreciation on investments	(1,028)
Interest paid-in-kind	(350)

Accretion of discount	(2,442)

Increase (decrease) in operating assets and liabilities:
(Increase) decrease in interest receivable	55
(Increase) decrease in prepaid and other assets	38
Increase (decrease) in interest and credit facility expenses payable	391
Increase (decrease) in sub-administrator and custody fees payable	(4)
Increase (decrease) in audit fees payable	30
Increase (decrease) in insurance fees payable	5
Net cash used in operating activities	(45,436)
Cash Flows from Financing Activities
Contributions from Members	27,000
Distributions to Members	(46,124)
Distribution to minority interest	(4,214)
Proceeds from credit facility	20,500
Repayments of credit facility	(16,700)

Net cash used in financing activities	(19,538)

Net decrease in cash	(64,974)

Cash and cash equivalents, beginning of the period	105,496

Cash and cash equivalents, end of the period	$40,522

Supplemental disclosure of cash flow information and non-cash financing activities
Credit facility - interest and unused fee paid	$8,657

The accompanying notes are an integral part of these consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

1.	ORGANIZATION

Investment Objective: TCW Direct Lending Strategic Ventures LLC (the “Fund”), is a closed-end investment company formed as a Delaware limited liability company for the purpose of investing in corporate senior secured middle-market floating rate loans. Investments may include other loans and securities received as a result of the restructuring, workout or bankruptcy of an existing loan.

Consolidated Subsidiary Fund: On September 19, 2016, the Fund formed TCW Direct Lending Strategic Luxembourg VI S.à.r.l., (the “Luxembourg Company”) a private limited liability company under the laws of Luxembourg, of which the Fund owns 81.6% of the membership interests. The Luxembourg Company was formed to invest in Luxembourg or abroad.

Limited Liability Company Agreement: The Amended and Restated Limited Liability Company agreement (the “Agreement”), dated June 5, 2015, was entered into by and among TCW Direct Lending LLC, an affiliated fund (also known as the “BDC”) and two third-party members (the “Third-Party Members”). The BDC and each Third-Party Member own a Preferred Membership Interest (collectively the “Preferred Members”) and a Common Membership Interest (collectively the “Common Members”) (together, the “Members”). The BDC owns 80% of the Preferred and Common Membership Interests and the Third-Party Members own the remaining 20% of Preferred and Common Membership Interests.    The initial closing date of the Fund was June 5, 2015 (“Initial Closing Date”).

The Agreement amends and restates the original agreement, dated May 26, 2015 that the BDC entered into as the sole member of the Fund.

Term: The Fund will continue until the sixth anniversary of the Initial Closing Date unless dissolved earlier or extended for two additional one-year periods by the BDC, in its sole discretion upon notice to the Management Committee. Thereafter, the term of the Fund may be extended by the BDC for additional one-year periods, in each case with the prior consent of the Management Committee.

Commitment Period: The Commitment Period commenced on June 5, 2015, the Initial Closing Date, and will end on the third anniversary of the Initial Closing Date subject to termination or extension by the Management Committee as provided in the Agreement.

Management Committee: Pursuant to the Agreement, the management committee of the Fund has exclusive responsibility for the management, policies and control of the Fund. The BDC and one of the two Third-Party Members, collectively, each appointed one voting member of the Management Committee. The Management Committee can act on behalf and in the name of the Fund to implement the objectives of the Fund and exercise any rights and powers the Fund may possess. The Management Committee will authorize portfolio investment activity, transactions between the Fund and the BDC, and other Members and borrowings of the Fund.

Administration Agreement: The Fund entered into an Administration Agreement with TCW Asset Management Company LLC (“TAMCO”), dated June 5, 2015 to furnish, or arrange for others to furnish, administrative services necessary for the operation of the Fund. In connection therein, TAMCO, as Administrator retained the services of State Street Bank and Trust Company to assist in providing certain administrative, accounting, operational, investor and financial reporting services for the Fund.

Custody Services Agreement: The Fund entered into a Custody Services Agreement dated June 3, 2015 with State Street Bank and Trust Company to provide custodian services for the Fund.

Capital Commitments: Commitments from the Preferred Members and Preferred Members as Common Members are as follows. The commitment amount funded does not include amounts contributed in anticipation of a potential investment that the Fund did not consummate and therefore returned to the Members’ as unused capital.

TCW Direct Lending Strategic Ventures LLC

(A Delaware Limited Liability Company)

June 30, 2018

	Committed Capital	Commitments Funded	Percentage Funded
Preferred Membership Interests	$600,000,000	$454,279,088	75.7%
Common Membership Interests	2,000,000	1,000,000	50.0%

Total	$602,000,000	$455,279,088

Recallable Amounts: Each Preferred Member may be required to re-contribute amounts previously distributed equal to 100% of distributions of proceeds during the Commitment Period representing a return of capital contributions made in respect of the Preferred Membership Interest. The recallable amounts as of June 30, 2018 were as follows:

	Recallable Amounts	Recallable Amounts Funded	Percentage Funded
Preferred Membership Interests	$127,837,000	none	n/a

2.	SIGNIFICANT ACCOUNTING POLICIES

The Fund is an investment company following the accounting and reporting guidance in Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) No. 946 Financial Services – Investment Companies.

Basis of Presentation: The Fund’s consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for investment companies.

These consolidated financial statements include the accounts of the Fund and the Luxembourg Company. All significant intercompany transactions and balances have been eliminated in consolidation.

Noncontrolling interest in consolidated subsidiary fund: As the Luxembourg Company is consolidated, but not 100% owned, a portion of the income or loss and corresponding members’ capital is allocated to owners other than the Fund in proportion to their relative ownership interest. The aggregate of the income or loss and corresponding members’ capital that is not owned by the Fund is included in noncontrolling interest in consolidated subsidiary fund in the consolidated financial statements. The primary components of noncontrolling interest in the consolidated subsidiary fund are separately presented in the Fund’s consolidated statement of changes in members’ capital. The net increase in members’ capital from operations includes the net increase attributable to the noncontrolling interest in consolidated subsidiary fund on the Fund’s consolidated statement of operations.

Use of Estimates: The preparation of the accompanying financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting year. Actual results could differ from those estimates.

Investments: The Fund records investment transactions on the trade date. The Fund considers trade date for investments not traded on a recognizable exchange, or traded in the over-the-counter markets, to be the date on which the Fund receives legal or contractual title to the asset and bears the risk of loss.

Income Recognition: Interest and unused commitment fee income are recorded on an accrual basis unless doubtful of collection or the related investment is in default. Realized Gains and losses on investments are recorded on a specific identification basis. Amendment, consent, waiver and forbearance fees received in exchange for a concession that result in a change in yield are recognized immediately when earned as

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) (continued)

interest income. The Fund typically receives a fee in the form of a discount to the purchase price at the time it funds an investment in a loan. The discount is accreted to interest income over the life of the respective loan, as reported in the Statement of Operations, and reflected in the amortized cost basis of the investment. Discounts associated with a revolver are treated as a discount to the issuers’ term loan. In the event there is a fee associated with a delayed draw that remains unfunded, the Fund will recognize the fee as fee income immediately. Fee income received form the Advisor that the Advisor received from a portfolio company for services rendered, are recognized immediately as income.

Cash and Cash Equivalents: The Fund considers cash equivalents to be liquid investments, including money market funds or individual securities purchased with an original maturity of three months or less. Fund cash and cash equivalents are generally comprised of money market funds and demand deposits, valued at cost, which approximates fair value.

Income Taxes: The Fund is exempt from federal and state income taxes and, consequently, no income tax provision has been made in the accompanying financial statements.

The Fund has invested in numerous jurisdictions and is therefore subject to varying policies and statutory time limitations with respect to examination of tax positions. The Fund reviews and evaluates tax positions in its major jurisdictions and determines whether or not there are uncertain tax positions that require financial statement recognition.

The Fund recognizes interest and penalties, if any, related to unrecognized tax benefits as an income tax expense in the Statement of Operations. As of and during the period ended June 30, 2018, the Fund did not have a liability for any unrecognized tax benefits nor did it recognize any interest and penalties related to unrecognized tax benefits.

The Fund is subject to examination by U.S. federal tax authorities for returns filed for the prior three years and by state tax authorities for returns filed for the prior four years.

Subsequent Events: The Management Committee evaluated the activity of the Fund through August 13, 2018, the date that the financial statements are available to be issued, and concluded that no subsequent events have occurred that would require recognition or disclosure.

3.	INVESTMENT VALUATIONS AND FAIR VALUE MEASUREMENTS

Investments at Fair Value: Investments held by the Fund for which market quotes are readily available are valued at fair value. Fair value is generally determined on the basis of last reported sales price or official closing price on the primary exchange in which each security trades, or if no sales are reported, based on the midpoint of the valuation range obtained for debt investments from a quotation reporting system, established market makers or pricing service.

Investments held by the Fund for which market quotes are not readily available or market quotations are not considered reliable are valued at fair value by the Management Committee based on similar instruments, internal assumptions and the weighting of the best available pricing inputs.

Fair Value Hierarchy: Assets and liabilities are classified by the Fund based on valuation inputs used to determine fair value into three levels.

Level 1 values are based on unadjusted quoted market prices in active markets for identical assets.

Level 2 values are based on significant observable market inputs, such as quoted prices for similar assets and quoted prices in inactive markets or other market observable inputs.

TCW Direct Lending Strategic Ventures LLC

(A Delaware Limited Liability Company)

June 30, 2018

Level 3 values are based on significant unobservable inputs that reflect the Fund’s determination of assumptions that market participants might reasonably use in valuing the assets.

Categorization within the hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The valuation levels are not necessarily an indication of the risk associated with investing in these securities.

The following is a summary by major security type of the fair valuations according to inputs used in valuing investments listed in the Schedule of Investments.

Investments	Level 1	Level 2	Level 3	Total
Debt	$—	$—	$579,842,960	$579,842,960

Equity	$—	$—	$7,160,654	$7,160,654

Cash equivalents	$31,065,107	$—	$—	$31,065,107

Total	$31,065,107	$—	$587,003,614	$618,068,721

Level 3 Roll Forward: The following is a reconciliation of Level 3 investments

	Debt	Equity
Balance at December 31, 2017	$517,461,745	$—
Accreted discounts	2,442,942	—
Purchases	126,857,709	10,621,024
Sales and paydowns	(73,986,831)	—
Realized gain/(loss)	1,119,368
Change in unrealized appreciation/(depreciation)	5,948,027	(3,460,370)

Balance at June 30, 2018	$579,842,960	$7,160,654

Change in unrealized appreciation/(depreciation) in investments still held as of June 30, 2018	$6,414,415	$(3,460,370)

Transfers between levels of the fair value hierarchy are reported at the beginning of the reporting period in which they occur. During the period ended June 30, 2018 the Fund did not have any transfers between levels.

Level 1 Assets (Investments): The valuation techniques and significant inputs used to determine fair value are as follows:

Registered Investment Companies, (Level 1), include registered open-end investment companies that are valued based upon the reported net asset value of such investment.

Level 3 Assets (Investments): The following valuation techniques and significant inputs are used to determine fair value of investments in private debt for which reliable market quotations are not available. Some of the inputs are independently observable however, a significant portion of the inputs and the internal assumptions applied are unobservable.

Debt, (Level 3), includes investments in privately originated senior secured debt. Such investments are valued based on specific pricing models, internal assumptions and the weighting of the best available pricing inputs. A discounted cash flow approach incorporating a weighted average cost of capital approach and shadow rating method are generally used to determine fair value. Standard pricing inputs include, but are not limited to, the financial health of the issuer: place in the capital structure; value of other issuer debt; credit, industry, and market risk and events.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) (continued)

Preferred Equity (Level 3), includes investments in preferred equity issued under the same market conditions as the privately originated senior secured debt. Such investments are valued based on specific pricing models, internal assumptions and the weighting of the best available pricing inputs. The relative value approach is used. Relative value takes into account the implied yield of the senior secured debt measured in terms of risk, liquidity and return relative to the debt. Pricing inputs include, but not limited to, financial health, and relevant business developments of the issuer; EBITDA, market multiples of comparable companies, comparable market transactions and recent trades or transactions; issuer, industry and market expectations, risks and events.

Pricing inputs and weightings applied to determine value require subjective determination. Accordingly, valuations do not necessarily represent the amounts that may eventually be realized from sales or other dispositions of investments.

The following table summarizes by major security type the valuation techniques and quantitative information utilized in determining the fair value of the Level 3 investments.

Investment Type	Fair Value at June 30, 2018	Valuation Technique	Unobservable Input	Range	Weighted Average	Impact to Valuation from an Increase in Input
Debt	$418,972,824	Income method	Weighted average cost of capital	6.8% to 20.8%	9.9%	Decrease
			Shadow credit rating method	B to CCC-	N/A	Increase
Debt	116,387,515	Income method	Shadow credit rating method	B- to CCC	N/A	Increase
Debt	44,482,621	Income method	IRR DCF	14.1% to 16.1%	15.1%	Decrease
			Shadow credit rating method	B- to CCC+	N/A	Increase

Total Debt	$579,842,960
Equity	$7,160,654	Income method	Implied Volatility	33.2% to 33.2%	33.2%	Increase
			Risk Free Rate	2.7% to 2.7%	2.7%	Increase
			Expected Term	4.8 yrs to 4.8 yrs	4.8 yrs	Increase

Total	$587,003,614

Valuation Process: Oversight for determining fair value is the responsibility of the Management Committee (with input from an independent valuation firm retained by the Fund). The Fund and Management Committee value the investments at fair value on a quarterly basis and whenever required. The Fund engaged an external, independent valuation firm to assist the Management Committee in determining the fair market value of the Fund’s investments for which market quotations are not readily available.

The Fund and its Management Committee undertake a multi-step valuation process for investments whose market prices are not otherwise readily available. Unless noted, the Fund is utilizing the midpoint of a valuation range provided by an external, independent valuation firm. The Management Committee may approve a value other than the midpoint if it believes that is the fair value. Based on its review of the external, independent valuation firm’s range and related documentation, valuation of the Fund’s investments are determined by the Management Committee.

The Fund uses all relevant factors in determining fair value including, without limitation, any of the following factors as may be deemed relevant by the Committee: current financial position and current and historical operating results of the issuer; sales prices of recent public or private transactions in the same or similar securities, including transactions on any securities exchange on which such securities are listed or in the over-the-counter market; general level of interest rates; recent trading volume of the security; restrictions on transfer including the Fund’s right, if any, to require registration of its securities by the issuer under the securities laws; any liquidation preference or other special feature or term of the security; significant recent events affecting the Portfolio Investment, including any pending private placement, public offering, merger, or acquisition; the price paid by the Fund to acquire the asset; the percentage of the issuer’s outstanding securities that is owned by the Fund and all other factors affecting value.

TCW Direct Lending Strategic Ventures LLC

(A Delaware Limited Liability Company)

June 30, 2018

4.	ALLOCATIONS AND DISTRIBUTIONS

Allocation of profit and loss: Income, expenses, gains and losses of the Fund are allocated among the Members in such a manner that, at the end of each period, each Member’s capital account is equal to the respective net amount, positive or negative, which would be distributed to such Member if the Fund were to liquidate the assets of the Fund for an amount equal to book value and distribute the proceeds in a manner consistent with the distribution priorities described in the Agreement.

Distribution: Interest, dividends, other cash flow received by the Fund in respect of Portfolio Investments (“Interest Amounts”) and proceeds attributable to the repayment or disposition of Portfolio Investments (“Proceeds”) received by the Fund are distributed by the Fund to the Members to the extent that such Interest Amounts and Proceeds are available to the Fund after the application of the priority of payments stipulated in the Credit Agreement and after taking into account reserves and working capital needs.

Interest Amounts available to the Fund for distribution to the Members will be distributed in the following order and priorities:

First, one-hundred percent (100%) to the Preferred Members in an amount equal to any declared and unpaid dividends on Preferred Membership Interests, which amounts shall be distributed pro rata among the Preferred Members in accordance with their respective entitlements to such dividends.

Second, one-hundred percent (100%) to the payment of Fund expenses; and

Thereafter, one-hundred percent (100%) to the Common Members, which amounts shall be distributed among the Common Members pro rata based on their respective Unreturned Contributions or, if the Unreturned Contributions of the Common Members equal zero, pro rata based on the respective Commitments of such Common Members in their capacities as Preferred Members with respect to Preferred Membership Interest.

Proceeds available to the Fund for distribution to the Members will be distributed in the following order and priorities:

First one-hundred percent (100%) to the Preferred Members in an amount equal to any declared and unpaid dividends on Preferred Membership Interests, which amounts shall be distributed pro rata among the Preferred Members in accordance with their respective entitlements to such dividends,

Second, one-hundred percent (100%) to the Preferred Members pro rata based on, and up to the amount of, their respective Unreturned Contributions; and

Thereafter, one-hundred percent (100%) to the Common Members, which amounts shall be distributed among the Common Members pro rata based on their respective Unreturned Contributions or, if the Unreturned Contributions of the Common Members equal zero, pro rata based on the respective Commitments of such Common Members in their capacities as Preferred Members with respect to Preferred Membership Interests.

Preferred Member Dividends: Each Preferred Membership Interest is entitled to quarterly dividends at a rate equal to LIBOR plus 6.50% per annum (subject to a LIBOR floor of 1.5% per annum) of the Unreturned Contributions associated with their Preferred Membership Interest. Dividends are cumulative and paid when declared by the Management Committee.

Unreturned Contributions: With respect to any Member in respect of each class such Member holds, an amount equal to the excess, if any, of (a) the aggregate contributions of such Member over (b) the aggregate amount distributed to such Member from Proceeds (other than amounts paid in respect of dividends to such Member).

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) (continued)

5.	FUND EXPENSES

The Fund is responsible for all costs and expenses which include organizational expenses, operating expenses; investigative, travel, legal and other transactional expenses incurred with respect to the acquisition, formation, holding and disposition of the Fund’s Portfolio Investments or incurred in connection with Portfolio Investments or transactions not consummated; costs and expenses relating to the liquidation of the Fund; taxes, or extraordinary expenses (such as litigation expenses and indemnification payments to either the Management Committee or the Administrative Agent); valuation-related costs and expenses; and all other costs and expenses of the Fund’s operations, administration and transactions.

Organizational Expenses: Organization expenses will be paid from capital contributions called from the holders of Common Membership Interests. As of June 30, 2018, organization expenses paid inception-to-date total $704,290.

Portfolio Investment Expenses: Expenses related to Portfolio Investments will be paid from capital contributions called from Preferred Membership Interests.

Fund Expenses: Other Fund expenses including those related to unconsummated investments will be paid first from Interest Amounts as provided for in the above Distribution footnote. To the extent that such Interest Amounts are insufficient or unavailable to pay expenses when due, such expenses will be paid from capital contributions called from the holders of Common Membership Interests provided that the aggregate amount called for Fund expenses (including organizational expenses) does not exceed $2 million. To the extent that the foregoing sources of payment are insufficient or unavailable to pay when due, such expenses will be paid from capital contributions called from the Preferred Members.

6.	ADVISOR FEE INCOME

Any (i) transaction, advisory, consulting, management, monitoring, directors’ or similar fees, (ii) closing, investment banking, finders’, transaction or similar fees, (iii) commitment, breakup or topping fees or litigation proceeds and (iv) other fee or payment of services performed or to be performed with respect to an investment or proposed investment received from or with respect to Portfolio Companies or prospective Portfolio Companies in connection with the Fund’s activities will be allocated pro rata among the Fund and any other funds or accounts advised by the Adviser participating in such investment and the Fund’s share will be the property of the Fund. Notwithstanding the foregoing, for administrative or other reasons, certain fees described in clauses (i) through (iv) above (including any fees for administrative agent services provided by the Adviser or an affiliate with respect to a particular loan or portfolio of loans made by the Fund) may be paid to the Adviser or the affiliate (rather than directly to the Fund), in which case the amount of such fees (net of any related expenses associated with the generation of such fees borne by the Adviser or such affiliate that have not been and will not be reimbursed by the Portfolio Company) shall be paid to the Fund.

Since inception of the Fund through June 30, 2018, the Adviser was paid $443,808 of such fees. In accordance with the Agreement, $443,808 of these fees has been recognized by the Fund as fee income. During the period ended June 30, 2018, no such fees have been paid to the Advisor.

TCW Direct Lending Strategic Ventures LLC

(A Delaware Limited Liability Company)

June 30, 2018

7.	REVOLVING CREDIT AGREEMENT

On June 5, 2015, the Fund, as borrower entered into a Credit Facility with Cortland Capital Market Services LLC, as administrative agent and various financial institutions (the “Lending Group”) to make loans (Advances) to the Fund for the purpose of funding eligible investments. Effective August 21, 2015, the Credit Agreement was amended to increase the Credit Facility to $600 million (“Facility Amount”) from $500 million. Effective June 5, 2018, the Facility Amount was reduced to $300 million. The Commitment Period to make an Advance ends on the earlier of the end of the (i) Investment Period and (ii) the Facility Maturity Date. The Investment Period ends on June 5, 2018 or earlier if Member commitments have been reduced to zero. The Facility Maturity Date is June 4, 2021, and may be extended pursuant to the Credit Agreement or end earlier if the Facility Amount is reduced to zero or the Advances automatically become due and payable.

The lender has a priority interest in the interest, dividends and other cash flow received by the Fund (Interest Amounts) and proceeds attributable to the repayment or disposition of Portfolio Investments (Proceeds) received by the Fund as described in note 4 – distribution of Interest Amounts and distribution of Proceeds.

As of June 30, 2018, there are $300,000,000 in Advances outstanding, which approximates fair value.

Interest is payable at a rate equal to LIBOR plus 3.50% per annum (subject to a LIBOR floor of 1.50%) on the amount of Advances outstanding. The Fund received a rating from an approved rating agency commensurate with the rate of interest paid by the Fund. As of June 30, 2018 the all-in rate of interest is 5.9%.

An unused fee is payable at a rate of 0.50% per annum on the unutilized commitment.

Whenever the Fund is paid an origination, structuring, or similar upfront fee by the obligor of an eligible investment, the Lending Group is entitled to an origination fee equal to 0.75% of the eligible investment funded with the proceeds of Advances.

As of June 30, 2018, the Fund has complied with the covenant requirements detailed in the Credit Agreement.

8.	COMMITMENTS AND CONTINGENCIES

At June 30, 2018, the Fund had the following unfunded commitments and unrealized (depreciation) by investment.

Unfunded Commitments	Maturity/Expiration	Unfunded	Unrealized (depreciation)
ASC Acquisition Holdings, LLC	December 2018	$8,521,875	$(102,263)
Ascensus Specialties LLC	September 2019	3,681,818	—
Cold Spring Brewing Company	May 2024	2,281,250	(18,250)
ENA Holding Corporation	May 2021	2,916,487	—
FQSR, LLC	May 2023	6,775,280	(54,202)
OTG Management LLC	August 2021	965,571	—
School Specialty, Inc.	April 2019	4,084,396	—
SmileDirectClub, LLC	February 2023	13,320,758	(1,638,453)

Total		$42,547,435	$(1,813,168)

The Fund does not value unfunded commitments above par and therefore there is no unrealized appreciation on unfunded commitments.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) (continued)

In the normal course of business, the Fund enters into contracts which provide a variety of representations and warranties, and general indemnifications. Such contracts include those with certain service providers, brokers and trading counterparties. Any exposure to the Fund under these arrangements is unknown as it would involve future claims that may be made against the Fund; however, based on the Fund’s experience, the risk of loss is remote and no such claims are expected to occur. As such, the Fund has not accrued any liability in connection with such indemnifications.

9.	FINANCIAL HIGHLIGHTS

The following summarizes the Fund’s financial highlights for the period ended June 30, 2018:

Members
As a percentage of average members’ capital
Net investment income ratio (annualized)[1]	11.61%

Expense ratios [1]
Operating expenses (annualized)	5.68%

Total expense ratio	5.68%

The net investment income and expense ratio are calculated for the Members taken as a whole.

The Internal Rates of Return (IRR) since inception of the Members, after financing costs and other operating expenses are 11.1% and 10.6% through June 30, 2018 and December 31, 2017, respectively.

The IRR is computed based on cash flow due dates contained in notices to Members (contributions from and distributions to the Members) and the net assets (residual value) of the Members’ capital account at year end and is calculated for the Members taken as a whole.

The IRR is calculated based on the fair value of investments using principles and methods in accordance with GAAP and does not necessarily represent the amounts that may be realized from sales or other dispositions. Accordingly, the return may vary significantly upon realization.

TCW Direct Lending Strategic Ventures LLC

(A Delaware Limited Liability Company)

ADMINISTRATION

ADMINISTRATOR

TCW Asset Management Company

1251 Avenue of the Americas, Suite 4700

New York, NY 10020

(212) 771-4000

PORTFOLIO MANAGER

Richard T. Miller

Group Managing Director

INDEPENDENT AUDITORS

Deloitte & Touche LLP

555 West 5th Street

Los Angeles, CA 90013

CUSTODIAN

State Street Bank and Trust Company

One Lincoln Street

Boston, MA 02111

SUB-ADMINISTRATOR

State Street Bank and Trust Company

One Lincoln Street

Boston, MA 02111